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                        AMERIGON INCORPORATED LOAN AND
                           PREFERRED STOCK PURCHASE

                               SUMMARY OF TERMS

Limited Liability Company
-------------------------

     The following is a summary of terms for the formation of Big Star Investments LLC, a Delaware limited liability company (the "Company"). Terms that are defined in the Credit Agreement but not herein shall have the meanings ascribed to them in the Credit Agreement.

1.  Members:                      The members shall be Westar Capital II LLC and
                                  Big Beaver Investments LLC.

2.  Purpose of Company:           The purpose of the Company will be to fund
                                  the bridge loan to Amerigon Incorporated, a California corporation ("Amerigon"), pursuant to the Credit Agreement. The Company will be the sole lender with respect to the Credit
                                  Agreement and the note and security agreements related thereto.

3.  Initial Capital Contribution: Each member will make an initial capital contribution of $100,000, giving each member a 50% membership interest. The parties agree that the warrants issued in connection with the Credit Agreement shall have no value for purposes of determining each member's capital account.

4.  Additional Capital            Additional capital calls will be made upon the
    Contributions:                unanimous agreement of the Members in order to
                                  fund the Company's obligations under the Credit Agreement. In order to be able to timely meet the Company's obligations under the Credit Agreement, each member will promptly make an additional capital contribution equal to one-half of the amount requested in Amerigon's notice of borrowing under the Credit Agreement. The intention of the members is that they will at all times maintain their respective 50% ownership interest in the Company.



    Big Beaver Investments LLC                  Westar Capital II LLC
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5. Incapacity:                    In the event that either member is unable for
                                  reasons beyond its control to make a capital call, the other member shall have the right but not the obligation to cover for the first member with respect to such capital call; provided that such first member shall have the right and the obligation to make such capital call as soon as practicable thereafter.

6. Management:                    The Company shall be managed by the members
                                  and all decisions shall be made by the
                                  unanimous consent of the members, including without limitation (a) the requirement for additional capital contributions to fund the Company's obligations under the Credit
                                  Agreement, and (b) the declaration of a
                                  default by Amerigon under the Credit
                                  Agreement. Without in any way limiting the foregoing, the members of the Company agree that any and all actions taken by the Company as Lender under the Credit Agreement will require the unanimous consent of the members.

7. Termination:                   Upon the repayment by Amerigon of all its
                                  obligations under the Credit Agreement and related notes or the conversion of such debt into equity securities, the Company shall be dissolved and liquidated, and the assets of the Company shall be distributed to the members in accordance with their capital accounts.

8. Restrictions on Transfer:      Neither member may transfer its membership
                                  interest to any non-affiliate without the prior consent of the other member. In the event a member proposes to transfer its membership interest to a non-affiliate, the other member shall have the right of first refusal to purchase all, but not less than all, of such interest. If the non-transferring member declines to purchase such interest within ten (10) days, then the transferring member may sell such interest to a non-affiliate at a price and on terms no less favorable than those offered to the non-transferring member for a period of sixty (60) days. After such sixty (60) day period, any transfer by the member to a non-affiliate would be subject to the same right of first refusal to the non-transferring member as set forth hereinabove. For these purposes, an "affiliate" shall be deemed to be any person which, directly or indirectly, controls, is controlled by or under common control with the transferring member.

9. Indemnification:               Each member shall indemnify the other for a
                                  breach of any term or condition of the
                                  Company's operating agreement, including without limitation a member's unreasonable failure to fund a


    Big Beaver Investments LLC                  Westar Capital II LLC
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                                  capital call under circumstances where the
                                  Company is determined by a court of competent jurisdiction to have breached its obligation to fund a loan to Amerigon under the Credit Agreement.


10. Fees and Expenses:            Any fees received by the Company under the
                                  Credit Agreement shall be shared equally by the members. The cost of forming and maintaining the Company and administering the activities of the Company relating to the Credit Agreement (including without limitation all legal and other expenses incurred by or on behalf of each of the members prior to the formation of the Company) shall be borne equally by the members.

11. Governing Law:                This summary of terms shall be governed by and
                                  construed in accordance with the laws of Delaware, irrespective of that state's choice of law principles.


Shareholders' Agreement
-----------------------

     The following is a summary of terms for the Shareholders' Agreement between Westar Capital II LLC and Big Beaver Investment LLC (collectively referred to herein as the "Shareholders") in connection with the shares of Series A Preferred Stock and warrants to purchase Class A Common Stock of Amerigon Incorporated to be purchased by the Shareholders. The term "Shares" shall refer to the Series A Preferred Stock, any shares of Class A Common Stock to be issued upon the conversion of such Series A Preferred Stock, and any shares of Class A Common Stock to be issued upon exercise of the warrants. Terms that are defined in the Securities Purchase Agreement ("SPA") but not herein shall have the meanings ascribed to them in the SPA.

1. Right of First Refusal:        In the event a Shareholder proposes to
                                  transfer its Shares to a non-affiliate, the other Shareholder shall have the right of first refusal to purchase all, but not less than all, of such Shares at the price and upon substantially the same terms. In the event the non-transferring Shareholder declines to purchase such Shares within ten (10) days, then the transferring Shareholder may sell such Shares to a non-affiliate at a price and on terms that are no less favorable than those offered to the non-transferring Shareholder for a period of sixty (60) days. After such sixty (60) day period, any transfer by the Shareholder to a non-affiliate would be subject to the same right of first refusal to the non-transferring Shareholder as set forth hereinabove. This right of first refusal shall not apply to any sale by the transferring
                                  Shareholder of any Shares after the earlier to occur of (a) such time as the equity interest in Amerigon held by the non-transferring
                                  Shareholder falls below 15% of


    Big Beaver Investments LLC                  Westar Capital II LLC
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                                  Amerigon's common shares on a fully-diluted
                                  basis, or (b) a registered offering by
                                  Amerigon in which each Shareholder has the opportunity, whether or not it chooses to exercise such right, to sell all or, at a minimum, 20% of its Shares. For purposes of this Agreement, the term "affiliate" shall mean any person which, directly or indirectly, controls, is controlled by or is under the common control with the transferring Shareholder.

2.  Co-sale Right:                Subject to each Shareholder's right of first
                                  refusal under the immediately preceding
                                  paragraph, each Shareholder shall have the right to participate on a pro-rata basis in transfers of Shares for value by the other
                                  Shareholder. This co-sale right shall not apply to the sale of any Shares after the earlier to occur of (a) such time as the equity interest in Amerigon held by the non-transferring Shareholder falls below 15% of Amerigon's common shares on a fully-diluted basis, or (b) a registered offering by Amerigon in which each Shareholder has the opportunity, whether or not it chooses to exercise such right, to sell all or, at a minimum, 20% of its Shares.

3.  Buy-out Provisions:           Upon the occurrence of a "trigger event,"
                                  either Shareholder ("offeror") may provide notice to the other Shareholder ("offeree") of its desire to, at the offeree's option, either (a) sell its shares to the offeree, or (b) buy the offeree's Shares, at the price stated in the notice. Upon receipt of such notice, the offeree shall have the option to
                                  (a) purchase the offeror's Shares, or (b) sell its Shares to the offeror.

                                  For purposes hereof, a "trigger event" shall mean a disagreement between the Shareholders as to how they will vote on any of the following matters that are submitted to the Shareholders for approval: (a) the merger, consolidation, sale of all or substantially all of Amerigon's common stock or assets,
                                  (b) a reorganization of Amerigon, (c)
                                  Amerigon's entering into voluntary bankruptcy, insolvency or other similar proceedings, (d) dissolving or commencing the winding up of Amerigon, or (e) any transaction that would result in a material change in the capital structure of Amerigon.

4.  Board of Directors:           So long as the holders of Series A Preferred
                                  Stock are entitled to elect five of the seven authorized directors of Amerigon, the
                                  Shareholders shall agree to vote their shares of Series A Preferred Stock for the election of the following persons to the board of

    Big Beaver Investments LLC                  Westar Capital II LLC
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                                  directors; (a) two individuals nominated by
                                  Westar Capital II LLC, (b) two individuals nominated by Big Beaver Investments LLC, and
                                  (c) one auto industry expert who is mutually agreeable to the shareholders.

5. Election of Officers:          The Shareholders will accept Mr. Bell's
                                  resignation as Chairman of Amerigon and
                                  elect Mr. Bell as Vice-Chairman for Technical
                                  Affairs as well as a director of Amerigon. The
                                  Shareholders will vote to elect Mr. Weisbart as Chairman, President and CEO as well as a director of Amerigon.

6. Transactions with Amerigon:    The Shareholders will vote their respective
                                  shares, as and if required, to approve any contracts for materials or services between Amerigon and either Shareholder, or any of their respective affiliates, provided that the terms of those Shareholder or Shareholder-affiliate contracts with Amerigon are at least as favorable to Amerigon as are commercially available from a third-party supplier or provider that is not an affiliate of the Shareholders.

7. Termination:                   The term of the Shareholders Agreement shall
                                  commence on the date of the Closing under the SPA and shall terminate upon the earliest to occur of: (a) the date upon which the shareholders agree in writing to terminate the SPA; (b) the fifth anniversary of the Closing under the SPA; or (c) the Shareholders have exercised their demand and/or piggyback registration rights under the Investors'
                                  Rights Agreement and have sold or have had the opportunity to sell (whether or not they choose to exercise such right), as the case may be, an amount equal to all or, at a minimum, 20% of their respective equity interest (on a fully-diluted basis) in Amerigon which they purchased at the Closing of the SPA.

8. Certain Additional Agreements: The Shareholders agree that they will not purchase any shares of Amerigon other than pursuant to the Credit Agreement and the SPA and transactions contemplated thereby. The Shareholders agree that any shares sold by them to third parties shall be subject to those third parties agreeing in writing to be bound by the provisions of the Shareholders Agreement if such agreement is still in effect. The Shareholders will file as a "group" a Schedule 13D as required under the Securities Exchange Act of 1934, as amended.


    Big Beaver Investments LLC                  Westar Capital II LLC
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9. Fees and Expenses:             Any fees received by the Shareholders under
                                  the SPA shall be shared equally by the
                                  Shareholders. The Shareholders agree to share equally all costs or expenses incurred by each of them or on their behalf related to the transactions contemplated by the SPA, including without limitation all costs and expenses related to the preparation of this Summary of Terms and the drafting of all legal documents related to the SPA.

10. Governing Law:                The Shareholders Agreement shall be governed
                                  by and construed in accordance with the laws of Delaware, irrespective of that state's choice of law principles.

        This Summary of Terms related to the parties' joint loan to, and prospective investment in Amerigon Incorporated, by and between BIG BEAVER INVESTMENTS LLC and WESTAR CAPITAL II LLC, is hereby agreed to on this 18th day of March, 1999.


By:  /s/ Oscar B. Marx III                   By:  /s/ John Clark
    ----------------------------                 ----------------------------
    BIG BEAVER INVESTMENTS LLC                   WESTAR CAPITAL II LLC

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